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Exhibit 99.2

                       CAREMARK RX ANNOUNCES SETTLEMENT OF
                            REMAINING TAPS LITIGATION



BIRMINGHAM, AL, April 11, 2000 - Caremark Rx, Inc. (NYSE: CMX) today announced that it has reached a settlement in the previously announced class action lawsuit filed in the Circuit Court of Franklin County, Alabama regarding its Threshold Appreciation Price Securities ("TAPS"). The settlement, which covers all TAPS holders except for those included in the previously announced settlement, has received preliminary court approval and remains subject to final court approval following customary class notices and hearings. The remaining lawsuit in New York has been dismissed.

On March 31, 2000, the Company announced the settlement of a lawsuit filed in the Supreme Court of the State of New York, which covered approximately 35 percent of the total TAPS outstanding.

The Company said that the combined impact of settling the New York and Alabama cases would not have a material adverse impact on the operations or financial condition of the Company.

Mac Crawford, chairman, president and chief executive officer of Caremark Rx, said, "The settlement of the TAPS litigation represents another major achievement in our transition and restructuring of the Company. We are pleased to have settled this litigation without impacting our liquidity or having a material impact on our earnings."

Certain statements contained in this press release constitute forward-looking statements contemplated under the Private Securities Litigation Reform Act of 1995. As such, they involve risks and uncertainties. A discussion of a number of important factors and assumptions regarding these statements and risks involved is contained in the Company's most recent filings with the Securities and Exchange Commission and also in the Company's annual report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2000.

SOURCE Caremark Rx, Inc.